Exhibit 5.1

[White & Case LLP Letterhead]

March 30, 2021

Macquarie Infrastructure Corporation

125 West 55th Street
New York, NY 10019

Ladies and Gentlemen:

We have acted as New York counsel to Macquarie Infrastructure Holdings LLC, a limited liability company organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (as amended, the “Registration Statement”) and the related proxy statement/prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the units representing limited liability company interests in the Company having the rights and obligations specified with respect to “Common Units” in the LLC Agreement (as defined below) (such units, the “Common Units”) to be issued by the Company pursuant to the terms of the agreement and plan of merger, dated as of March 30, 2021 (as may be amended and/or restated from time to time, the “Merger Agreement”), by and among the Company, Macquarie Infrastructure Corporation, a Delaware corporation (“MIC Corp.”), and Plum Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), which provides for the merger of Merger Sub with and into MIC Corp. (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and MIC Corp. will be the surviving entity of the Merger.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, or any proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issuance of the Common Units.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;
(b)	the Merger Agreement;
(c)	the certificate of formation of the Company dated as of February 5, 2021;
(d)	the form of the amended and restated limited liability company agreement of the Company (the “LLC Agreement”) to become effective upon consummation of the Merger;
(e)	copies of the resolutions of the board of directors of MIC Corp. adopted on February 11, 2021 and March 30, 2021; and
(f)	the form of specimen unit certificate representing Common Units.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Common Units to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Common Units have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Common Units will be validly issued, and the holders of the Common Units will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Units.

The opinion expressed above is limited to questions arising under the Limited Liability Company Act of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Units appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement or any proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ White & Case LLP